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                                                        SEC File No. 333-45793
                                              Filed pursuant to Rule 424(b)(2)


             SUPPLEMENT TO PRICING SUPPLEMENT DATED JUNE 30, 1998,
                       PROSPECTUS DATED FEBRUARY 18, 1998
               AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 26, 1998

       The Pep Boys --Manny, Moe & Jack (the "Company") is offering hereby $25,000,000 aggregate principal amount of its 6.92% Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)"). Other than the date of issue, the terms and provisions of the TERMS offered hereby are identical to the $75,000,000 aggregate principal amount of TERMS issued pursuant to the Pricing Supplement dated June 30, 1998, a copy of which is attached hereto. All references to the TERMS in the attached Pricing Supplement shall include each of the previously issued TERMS and the TERMS offered hereby. Upon completion of this offering, there will be outstanding $100,000,000 aggregate principal amount of the Company's 6.92% Term Enhanced ReMarketable Securities.

       Subject to the terms and conditions set forth in a Distribution Agreement dated as of February 26, 1998, as supplemented by a Terms Agreement dated as of July 17, 1998, between the Company and Credit Suisse First Boston Corporation (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the entire principal amount of the TERMS offered hereby. The net proceeds to the Company from the TERMS offered hereby will be 101.5742% of the principal of the TERMS sold and the aggregate net proceeds will be $25,393,550, plus accrued interest from July 7, 1998. It is expected that delivery of the TERMS will be made on or about July 22, 1998.

       THIS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE TERMS. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE ATTACHED PRICING SUPPLEMENT, DATED JUNE 30, 1998, PROSPECTUS SUPPLEMENT, DATED FEBRUARY 26, 1998, AND PROSPECTUS, DATED FEBRUARY 18, 1998, AND SALES OF THE TERMS MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED EACH OF THE FOREGOING.

                     Credit Suisse First Boston Corporation

                         Supplement dated July 17, 1998


          "Term Enhanced ReMarketable Securities(SM)" and "TERMS(SM)" are service marks owned by Credit Suisse First Boston Corporation